ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-283969
Dated September 14, 2026
Trigger PLUS Based on the Value of an Unequally Weighted Basket Consisting of Five Indices due October 3, 2029
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Trigger PLUS, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment. The Trigger PLUS are senior debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the Trigger PLUS are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Basket:	Basket component	Bloomberg ticker	Basket component weighting
	EURO STOXX 50® Index	SX5E	40.00%
	TOPIX	TPX	25.00%
	FTSE® 100 Index	UKX	17.50%
	Swiss Market Index	SMI	10.00%
	S&P/ASX 200 Index	AS51	7.50%
* The initial basket component values will be the basket component closing value on the pricing date and the initial basket component values and multipliers will be determined on the pricing date
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS
Minimum investment:	$1,000.00 (1 Trigger PLUS)
Coupon:	None
Pricing date:	September 30, 2026
Original issue date:	October 5, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	September 28, 2029, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	October 3, 2029, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Trigger PLUS:
■         If the final basket value is greater than the initial basket value:
$1,000.00 + leveraged upside payment
■        If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger level:
$1,000.00
■         If the final basket value is less than the trigger level:
$1,000.00 + ($1,000.00 × basket return)
If the final basket value is less than the trigger level, you will lose 1% for every 1% that the final basket value falls below the initial basket value and you could lose up to your entire investment in the Trigger PLUS.

Basket return:	(final basket value − initial basket value) / initial basket value
Leverage factor:	142.95%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Trigger level:	80.00% of the initial basket value
Initial basket value:
100.00, which will be equal to the sum of the products (i) of the initial basket component values of each of the basket components, and (ii) the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:
The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:	With respect to each basket component, as determined by the calculation agent and as described in the accompanying preliminary pricing supplement
Multiplier:
The multipliers will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger PLUS.

CUSIP/ISIN:	89115NGD0 / US89115NGD03
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$30.00 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $920.00 and $955.00 per Trigger PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/947263/000114036126036454/ef20081939_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on the leverage factor of 142.95% and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement).
Hypothetical Payment at Maturity

Change in Underlying Basket	Payment at Maturity
+40.00%	$1,571.800
+30.00%	$1,428.850
+20.00%	$1,285.900
+10.00%	$1,142.950
+5.00%	$1,071.475
0.00%	$1,000.000
-5.00%	$1,000.000
-10.00%	$1,000.000
-15.00%	$1,000.000
-20.00%	$1,000.000
-30.00%	$700.000
-50.00%	$500.000
-60.00%	$400.000
-75.00%	$250.000
-100.00%	$0.000

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You will find a link to the accompanying preliminary pricing supplement for the Trigger PLUS above and links to the accompanying product supplement, underlier supplement and prospectus for the Trigger PLUS under “Additional Information About TD and the Trigger PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Trigger PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by an underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, product supplement and underlier supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
■	Risk of significant loss at maturity; you may lose up to your entire investment.
■	The stated payout from the issuer applies only at maturity.
■	You will not receive any interest payments.
■	The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date.
■	Owning the Trigger PLUS is not the same as owning the basket component constituent stocks.
Risks Relating to Characteristics of the Basket and the Basket Components
■	The basket is unequally weighted, and changes in the levels of the basket components may offset each other.
■	Correlation (or lack of correlation) of the basket components may adversely affect your return on the Trigger PLUS.
■	An investment in the Trigger PLUS involves market risk associated with the basket components.
■	There can be no assurance that the investment view implicit in the Trigger PLUS will be successful.
■	Changes affecting a basket component, including a change in law event, could have an adverse effect on the market value of, and any amount payable on, the Trigger PLUS.
■	The basket components reflect price return, not total return.
■	The Trigger PLUS will not be adjusted for changes in exchange rates related to the U.S. dollar.
■	The Trigger PLUS are subject to non-U.S. securities market risk.
■	There is no affiliation between any index sponsor and TD, and TD is not responsible for any disclosure by any index sponsor.
■	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.
Risks Relating to Estimated Value and Liquidity
■	The estimated value of your Trigger PLUS is expected to be less than the public offering price of your Trigger PLUS.
■	The estimated value of your Trigger PLUS is based on our internal funding rate.
■	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
■
The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Trigger PLUS and may be less than the estimated value of your Trigger PLUS.

■	The temporary price at which the agent may initially buy the Trigger PLUS in the secondary market may not be indicative of future prices of your Trigger PLUS.
■	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
■	There may not be an active trading market for the Trigger PLUS — sales in the secondary market may result in significant losses.
■	If the value of a basket component changes, the market value of your Trigger PLUS may not change in the same manner.
Risks Relating to General Credit Characteristics
■	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS.
Risks Relating to Hedging Activities and Conflicts of Interest
■	There are potential conflicts of interest between you and the calculation agent.
■	The valuation date, and therefore the maturity date, are subject to market disruption events and postponements.
■	Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the Trigger PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
■	Significant aspects of the tax treatment of the Trigger PLUS are uncertain.
The Basket and Basket Components
For information about the Basket and Basket Components, including historical performance information, see “Information About the Basket and Basket Components” in the preliminary pricing supplement.

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